Exhibit 99.1
D-Wave Demonstrates First Scalable, On-Chip Cryogenic Control of Gate-Model Qubits
Historic achievement represents breakthrough in building and scaling commercially viable gate-model quantum computers

PALO ALTO, Calif. – January 6, 2026 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, and the world’s first commercial supplier of quantum computers, today announced a breakthrough in gate-model quantum computing with the successful demonstration of scalable on-chip cryogenic control of qubits. This industry-first milestone advances the development of commercially viable gate-model quantum computers by significantly reducing the wiring required to control large numbers of qubits without degrading qubit fidelity.

This achievement validates that the on-chip cryogenic control technology D-Wave developed for its commercial annealing quantum processing units (QPUs) can also be applied to its gate-model architectures. In D-WaveTM annealing systems, the control technology uses multiplexed digital-to-analog converters to control tens of thousands of qubits and couplers with just 200 bias wires. The same control technology can also reduce gate-model wiring complexity while maintaining qubit fidelity, enabling large-scale, practical gate-model QPUs.

“Without on-chip control and multiplexing, useful gate-model quantum computers require an impractically large amount of wiring and massive cryogenic enclosures,” said Dr. Trevor Lanting, chief development officer at D-Wave. “Scalability is fundamental to the growth and increasing adoption of this technology, and controlling more qubits with less wiring enables us to build larger processors with a smaller footprint. We believe this historic milestone positions D-Wave to deliver the industry’s first truly scalable, commercial-grade gate-model system.”

Using superconducting bump bonding and advanced cryogenic packaging techniques, D-Wave built a multichip package that integrates a high-coherence fluxonium qubit chip with a multilayer control chip. Key components of the multichip package were fabricated leveraging deep expertise and processes at the NASA Jet Propulsion Laboratory, a research and development lab federally funded by NASA and managed by Caltech.

D-Wave’s superconducting technology builds on decades of established micro-circuit manufacturing techniques, enabling faster, lower-cost scaling using proven supply chains. Superconducting qubits can execute gates significantly faster than trapped ions, neutral atoms, or photonics—a gap that matters as systems scale and fidelity improves. With more than 20 years of pioneering work in superconducting quantum computing, and over 60 percent of the company’s patents spanning both annealing and gate-model technologies, D-Wave is uniquely positioned to develop foundational technologies across the full quantum landscape.

To learn more about D-Wave’s latest product roadmap and progress across annealing and gate-model quantum computing, hybrid-quantum solvers and quantum-AI, join us at Qubits 2026, January 27 and 28, 2026, in Boca Raton, Florida. To register for Qubits 2026 visit: https://www.qubits.com.

About D-Wave Quantum Inc.

D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Exhibit 99.1
Forward-Looking Statements

Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
D-Wave Quantum Inc.
Alex Daigle
media@dwavesys.com